                                   EXHIBIT 11
                          UST LIQUIDATING CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE

                                                       YEARS ENDED JUNE 30
                                                       2001           2000
                                                   -----------    -----------
Net income                                         $ 4,215,000    $ 2,762,000

Allocation of net income to preferred
    shareholders in connection with
    liquidation preference                          (4,215,000)    (2,762,000)
                                                   -----------    -----------

Net income applicable to common shareholders       $         0    $         0
                                                   ===========    ===========

Basic and diluted earnings per common
    shareholder                                    $      0.00    $      0.00
                                                   ===========    ===========
Weighted Average Shares Outstanding                 22,298,598     21,185,032
                                                   ===========    ===========